Exhibit 99.1

SHARE PURCHASE AGREEMENT

by and between

NORTEL NETWORKS LIMITED

and

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

Relating To Shares of Capital Stock

of

LG-NORTEL CO. LTD.

April 21, 2010

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3.7	Actions	12

3.8	No Other Representations	13

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF PURCHASER		13

4.1	Due Incorporation	13

4.2	Authority	13

4.3	No Conflict	14

4.4	Governmental Approvals	14

4.5	Actions	14

4.6	Financial Capability	14

4.7	Investment Intent	15

ARTICLE 5 – CONDITIONS TO CLOSING		15

5.1	Conditions to Obligations of Purchaser	15

5.2	Conditions to Obligations of NNL	16

ARTICLE 6 – COVENANTS		17

6.1	Conduct of Business	17

6.2	Access to Information	18

6.3	Canadian Bankruptcy Actions	18

6.4	Regulatory Approvals	19

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6.5	Third-Party Consents	20

6.6	Disclosure Schedules	20

6.7	Confidentiality	20

6.8	Notice of Breach	22

6.9	Transaction Taxes	22

6.10	Further Assurances	22

6.11	Ancillary Agreements	23

6.12	Seconded Officers and Employees	23

6.13	Exclusivity	23

ARTICLE 7 – TERMINATION; EFFECT OF TERMINATION		23

7.1	Termination	23

7.2	Effect of Termination	24

ARTICLE 8 – GENERAL PROVISIONS		24

8.1	Entire Agreement; Amendments; Waiver	24

8.2	Survival of Representations and Warranties	25

8.3	Successors and Assigns; Benefit	25

8.4	Costs/Expenses	25

8.5	Notices	25

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8.6	Severability	26

8.7	Execution in Counterparts	27

8.8	Arbitration	27

8.9	English Language	27

8.10	Governing Law; Consent to Jurisdiction	27

8.11	No Presumption; Drafting	28

8.12	Time of Essence	28

8.13	LGE as Third-Party Beneficiary	28

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into on April 21, 2010, by and between Nortel Networks Limited, a company duly organized and existing under the laws of Canada and having its principal office at 5945 Airport Road, Suite 360, Mississauga, Ontario, Canada L4V1R9 (“NNL”), and Telefonaktiebolaget LM Ericsson (publ), a company duly organized and existing under the laws of Sweden and having its principal office at SE-164 83 Stockholm, Sweden (“Purchaser”).

RECITALS

WHEREAS, on November 3, 2005, NNL and LG Electronics Inc., a corporation duly incorporated and existing under the laws of Korea with its principal place of business at 20 Yeouido-dong, Yongdeungpo-gu, Seoul, Korea (“LGE”) became joint venture partners of LG-Nortel Co. Ltd., a corporation duly organized and existing under the laws of the Republic of Korea (the “Company”) pursuant to the joint venture agreement between NNL and LGE dated August 17, 2005, as amended on December 19, 2006 (the “Joint Venture Agreement”);

WHEREAS, on January 14, 2009, NNL and certain of its Affiliates filed with the Ontario Superior Court of Justice (the “Canadian Court”) an application for protection under the Companies’ Creditors Arrangement Act (the “Canadian Insolvency Proceeding”) and were granted certain initial creditor protection pursuant to an order issued by the Canadian Court on the same date;

WHEREAS, on January 14, 2009, NNL and certain of its Affiliates filed with the United States Bankruptcy Court for the District of Delaware for recognition of the Canadian Insolvency Proceeding pursuant to Chapter 15 of Title 11 of the United States Code. On February 27, 2009, the United States Bankruptcy Court for the District of Delaware granted recognition as requested;

WHEREAS, on June 1, 2009, the Canadian Court granted the order with respect to the process for the sale of shares of the Company by NNL (the “Canadian Sales Process Order”) as contemplated herein;

WHEREAS, as of the date hereof, NNL is the record owner of 118,001 shares of common stock and 2 shares of the contingent voting preferred stock (the shares owned by NNL, and as may be adjusted as provided in Section 2.1, collectively, the “Purchased Shares”) of the Company, and desires to sell the Purchased Shares to Purchaser pursuant to the terms and conditions set forth herein;

WHEREAS, Purchaser desires to purchase and accept from NNL the Purchased Shares pursuant to the terms and conditions and for the consideration set forth herein;

WHEREAS, concurrently with the execution of this Agreement, Purchaser and LGE are entering into a joint venture agreement (the “New Joint Venture Agreement”) relating to the Company; and

WHEREAS, concurrently with the execution of this Agreement, LGE and NNL, are entering into a termination agreement (the “Termination Agreement”) relating to, among other things, the termination of the Joint Venture Agreement (as defined herein).

ARTICLE 1 – DEFINITIONS/INTERPRETATION

1.1	General

The words “hereof”, “herein”, and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes”, or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. References to any Person include the successors and permitted assigns of that Person. Any references from or through any date mean, unless otherwise specified, from and including such date or through and including such date, respectively. Any reference to “days” means calendar days unless Business Days are expressly specified. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References to one gender include all genders and references to the singular include the plural and vice versa. All Recitals, Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. The Table of Contents and the headings of Articles and Sections hereof are provided for convenience only and are not to serve as a basis for interpretation or construction, and shall not constitute a part of this Agreement. Unless otherwise specifically indicated, any reference to a statute in this Agreement refers to that statute and to the regulations made under that statute as in force from time to time.

1.2	Definitions

In this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise, the following terms shall have the respective meanings given to them below:

“Accounting Arbitrator” has the meaning ascribed to it in Section 3.4(c).

“Action” means any litigation, action, suit, charge, binding arbitration, tax audit or other legal, administrative or judicial proceeding.

“Affiliate” means, with respect to any Person, any other Person who (at the time when the determination is to be made), directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

“Agreement” has the meaning ascribed to it in the Preamble.

“Bankruptcy Consents” means the Canadian Sales Process Order and entry of the Canadian Approval and Vesting Order and receipt of other consents, approval or authorization from the

Canadian Court, in connection with the transactions contemplated hereby and in the Transaction Documents to which NNL is or will be a party.

“Business Day” means a day which is not a Saturday, a Sunday or a day on which commercial banks located in Seoul, Korea, Toronto, Ontario Canada and/or Stockholm, Sweden are authorized or required by any applicable Law or other governmental action to be closed.

“Canadian Approval and Vesting Order” means an order of the Canadian Court substantially in the form attached hereto as Exhibit A approving this Agreement and the transactions contemplated herein, such order to be in form and substance satisfactory to each of Purchaser, NNL and the Monitor, acting reasonably.

“Canadian Approval and Vesting Order Motion” has the meaning ascribed to it in Section 6.3(a).

“Canadian Court” has the meaning ascribed to it in the second Recital.

“Canadian Insolvency Proceeding” has the meaning ascribed to it in the second Recital.

“Canadian Sales Process Order” has the meaning ascribed to it in the fourth Recital.

“Capital Gains Tax” means the Taxes with respect to the capital gains, if any, of NNL arising from the sale of the Purchased Shares hereunder, pursuant to the Corporate Income Tax Law of Korea, and the Canada-Korea Tax Treaty, and which Purchaser may be required to withhold from NNL, as applicable.

“Closing” has the meaning ascribed to it in Section 2.4.

“Closing Date” has the meaning ascribed to it in Section 2.4.

“Closing Statement” has the meaning ascribed to it in Section 2.3(a).

“Closing Net Aggregate Liquidity” shall mean Total Reported Current Assets less Total Reported Current Liabilities (presented in accordance with US GAAP), excluding Short-Term investments, current portion of deferred cost of sales, current portion of deferred income tax assets (net of any valuation allowance), current portion of deferred revenue balances, income taxes payable, and current portion of deferred income tax liabilities, as of the Closing Date. If the Closing Date is the next Business Day following the last day of a calendar month pursuant to Section 2.4(ii) below, the Closing Net Aggregate Liquidity shall be calculated as of the last day of the calendar month preceding the Closing Date. Any amounts to be converted shall be converted pursuant to the Exchange Rate.

“Confidentiality Agreement” has the meaning ascribed to it in Section 6.7(a).

“Company” has the meaning ascribed to it in the first Recital.

“Contract” means any binding contract, license agreement, instrument, lease, ground lease or commitment.

“Control” (including, with correlative meanings, the terms “Controlling”, “Controlled by” and “under common Control with”) means, as to a Person, the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or similar ownership interests, by contract or otherwise.

“Disagreement Notice” has the meaning ascribed to it in Section 2.3(b).

“Disclosure Schedules” means, with respect to any party, the disclosure schedules of such party dated as of the date hereof delivered by such party to the other applicable parties and which forms a part of this Agreement.

“Exchange Rate” shall mean the USD/Korean Won exchange rate as identified in the Reference Balance Sheet, which shall be 1:1,150.

“FTC Clearance” means the antitrust clearance under the Monopoly Regulation and Fair Trade Law of Korea or Laws of any other jurisdiction which is required to be obtained or made by Purchaser on or before the Closing in connection with the transactions contemplated by this Agreement.

“Governmental Authority” means any government, state or political subdivision thereof, national or supranational body, court, tribunal or any person or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any of them and includes all relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities and similar entities or authorities of an applicable jurisdiction.

“Governmental Approval” means any approval, consent, authorization, permit, or licence required by any Governmental Authority.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“ICC” means the International Chamber of Commerce.

“Joint Venture Agreement” has the meaning ascribed to it in the first Recital

“Key Material Agreements” means the Contracts between the Company and the customers of the carrier network business of the Company which generate 75% of the total revenue as of December 31, 2009 of the carrier network business of the Company.

“Knowledge” means, with reference to NNL, the actual knowledge of those Persons listed in Exhibit B, and with reference to Purchaser, the actual knowledge of those Persons listed in Exhibit C.

“Korea” means the Republic of Korea.

“Law” means any federal, territorial, state, provincial, local or municipal statute, law, common law, ordinance, rule, regulation, order, writ, injunction, directive, judgment, decree or policy or guideline having the force of law of Canada, Korea, Sweden or any other applicable jurisdiction.

“LGE” has the meaning ascribed to it in the Preamble.

“LGE Waiver” has the meaning ascribed to it in Section 5.1(f).

“Lien” means any and all liens, including but not limited to, claims, mortgages, charges, liens (whether contractual, statutory or otherwise), security interests, assignments or other similar encumbrances.

“Material Adverse Effect” means with respect to any Person any circumstance, state of fact, event, change or effect (each an “Effect”) that, individually or in the aggregate with all other Effects, (a) is or would reasonably be materially adverse to the business, operations, assets, liabilities, results of operations or financial condition of such Person, taken as a whole, or (b) prevents or would reasonably be expected to prevent the ability of such Person to perform its obligations under this Agreement, but excluding, for purposes of clauses (a) and (b), (i) Effects resulting from changes in general economic or financial conditions in the relevant jurisdictions, (ii) Effects arising from the execution or delivery of this Agreement or the transactions contemplated herein or the public announcement thereof, (iii) Effects that result from any action required to be taken pursuant to this Agreement or any action taken pursuant to the written request or with the prior written consent of a party hereto (who is not such Person itself), (iv) Effects relating to general changes in the industries and markets in which the Company operates, (v) Effects relating to changes in Law, generally accepted accounting principles or official interpretations of the foregoing, and (vi) Effects relating to the pendency of the Canadian Insolvency Proceeding and any action approved by, or motion made before, the Canadian Court, it being understood, for the avoidance of doubt, that the failure of the Company to achieve internal or external financial forecasts or projections, by itself, will not constitute a Material Adverse Effect; provided, that, with respect to clauses (i), (iv), and (v) any such Effect shall be included to the extent such Effect has a materially disproportionate effect on the Person, taken as a whole, as compared to other industry participants.

“Material Agreements” means the Key Material Agreements and the following contracts and agreements (whether written or oral): (a) all contracts or agreements that provide for payment or receipt by the Company of more than ten (10) million United States dollars per year or more than fifty (50) million United States dollars during the life of the respective contract, including any such contracts and agreements with customers or suppliers; (b) all contracts and agreements relating to indebtedness for borrowed money or to secure the obligations or liabilities of a third party which the Company has entered into; provided such indebtedness, obligations or liabilities exceed ten (10) million United States dollars (c) all contracts and agreements that limit the ability of the Company to compete in any line of business or with any Person or in any geographic area; (d) all material joint venture or partnership agreements; (e) contracts pursuant to which the Company leases any real property; (f) agreements relating to the acquisition or disposition of a business (whether by merger, sale of stock, sale of assets or otherwise) in a transaction which requires approval by the Company’s Board of Directors in accordance with the provisions under the Company’s Regulation Governing Board of Directors for the Company to enter into transactions; (g) any contract which, if terminated prior to its current expiration date, would have a Material Adverse Effect on the Company; and (h) any other contracts or agreements that require approval by the Company’s Board of Directors in accordance with the provisions under the Company’s Regulation Governing Board of Directors for the Company to enter into transactions.

“Monitor” means Ernst & Young Inc., in its capacity as the Canadian Court-appointed Monitor in connection with the Canadian Insolvency Proceeding.

“New Joint Venture Agreement” has the meaning ascribed to it in the seventh Recital.

“NNL” has the meaning ascribed to it in the Preamble.

“Notice” has the meaning ascribed to it in Section 8.5(a).

“Objecting Party” has the meaning ascribed to it in Section 2.3(b).

“Permitted Encumbrances” means (i) statutory Liens for Taxes, assessments or other governmental charges or levies that are not yet due or payable, or for Taxes the validity of which are being contested in good faith by appropriate proceedings or that may thereafter be paid without penalty; and (ii) any Liens imposed by any bankruptcy court that are to be discharged at the Closing pursuant to the terms of the Canadian Approval and Vesting Order.

“Person” means an individual, a partnership, a corporation, an association, a limited or unlimited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or other legal entity.

“Post-Closing Adjustment Amount” means an amount equal to (i) the number of Purchased Shares, divided by (ii) the total number of shares of common stock and preferred stock of the Company issued and outstanding as of the Closing Date, multiplied by (iii) the Post-Closing Aggregate Liquidity Adjustment.

“Post-Closing Aggregate Liquidity Adjustment” has the meaning ascribed to it in Section 2.3(c).

“Preliminary Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchase Price” has the meaning ascribed to it in Section 2.2.

“Purchased Shares” has the meaning ascribed to it in the fifth Recital subject to repurchase in accordance with Section 2.1.

“Purchaser” has the meaning ascribed to it in the Preamble.

“Reference Net Aggregate Liquidity” means the Total Reported Current Assets less Total Reported Current Liabilities (presented in accordance with US GAAP), excluding Short-Term investments, current portion of deferred cost of sales, current portion of deferred income tax assets (net of any valuation allowance, current portion of deferred revenue balances, income taxes payable, and current portion of deferred income tax liabilities, as of the Reference Balance Sheet Date, as prepared by the Company and attached hereto as Exhibit D.

“Reference Balance Sheet” means the estimated balance sheet of the Company as of the Reference Balance Sheet Date, a copy of which is attached hereto as Exhibit E.

“Reference Balance Sheet Date” means June 30, 2010.

“Short-Term” means less than a period of 12 months.

“STT” means the securities transaction tax imposed on NNL pursuant to the Securities Transaction Tax Law of Korea in connection with the sale of the Purchased Shares and which Purchaser may be required to withhold from NNL.

“Tax” means (i) any domestic or foreign federal, state, local, provincial, territorial or municipal taxes or other impositions by any Governmental Authority, including net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, ad valorem, business rates, transfer, franchise, profits, business, environmental, real property, personal property, service, service use, withholding, payroll, employment, unemployment, severance, occupation, social security, excise, stamp, stamp duty reserve, and customs taxes and impositions, and all other taxes, fees, duties, assessments, deductions, withholdings or charges of the same or of a similar nature, however denominated, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto, and (ii) any obligation to pay Taxes of a third party, whether by contract, as a result of transferee or successor liability, as a result of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise.

“Tax Authority” means any Governmental Authority of Korea, Canada, Sweden or any other country with responsibility for, and competent to impose, collect or administer, any form of Tax.

“Termination Agreement” has the meaning ascribed to it in the eighth Recital.

“Total Reported Current Assets” means the aggregate of cash and cash equivalents, Short-Term investments, accounts receivable (net of the allowance for doubtful accounts), inventories (net of the allowance for obsolescence, slow moving and/or excess and obsolete inventory), current portion of deferred cost of sales, current portion of deferred income tax assets (net of any valuation allowance), prepaid expenses, and other current assets.

“Total Reported Current Liabilities” means the aggregate of bank loans and related interest payable (including accrued interest) balances, trade and other accounts payable, payroll and benefit related liabilities, current portion of contractual liabilities, current portion of deferred revenue, current portion of warranty reserves, other current accrued liabilities, income taxes payable, and current portion of deferred income tax liabilities.

“Transaction Documents” means the Termination Agreement.

“USD” means the currency of the United States of America.

“US GAAP” means generally accepted accounting principles of the United States of America, applied on a consistent basis.

ARTICLE 2 – SALE AND PURCHASE

2.1	Sale and Purchase

Subject to the terms and conditions of this Agreement, at the Closing, NNL shall sell, transfer and deliver to Purchaser, and Purchaser shall purchase and accept from NNL, the Purchased Shares, free and clear of all Liens. Prior to the Closing, the parties acknowledge and agree that the Company may, upon obtaining prior written consent from Purchaser, which consent shall not be unreasonably withheld, repurchase certain shares of capital stock held by NNL and LGE as of the date hereof in exchange for a cash distribution, to the extent permitted under the applicable Law. In such case, at the Closing, NNL shall transfer to Purchaser all of the shares of capital stock of the Company that NNL owns as of the Closing Date, provided that NNL’s total shareholding in the Company shall remain 50% plus one share upon completion of such repurchase by the Company.

2.2	Purchase Price

Subject to Sections 2.3 and 2.5, Purchaser shall pay to NNL an amount in cash equal to USD 242,000,000 (the “Preliminary Purchase Price”) plus or minus the Post-Closing Adjustment Amount (as so adjusted the “Purchase Price”).

2.3	Post-Closing Adjustment

(a) Closing Statement. As promptly as practicable (and in any event within thirty (30) days after the Closing), Purchaser shall, in its capacity as a shareholder of the Company, use commercially reasonable efforts to cause the Company to calculate the Closing Net Aggregate Liquidity, which shall be based on the balance sheet of the Company dated as of the Closing Date (or if the Closing Date is the next Business Day following the last day of a calendar month pursuant to Section 2.4(ii) below, as of the last day of the calendar month preceding the Closing Date) prepared in accordance with US GAAP as consistently applied by the Company and cause the Company to deliver to NNL and Purchaser a written statement thereof (the “Closing Statement”), including the breakdown of items considered for calculation and the basis of such calculation in reasonable detail.

(b) Disagreement Notice. NNL, on the one hand, and Purchaser, on the other hand, shall be granted a thirty (30) day period to review the Closing Statement. In the event NNL, on the one hand, or the Purchaser, on the other hand, disagrees with the calculations in the Closing Statement, the party objecting to the calculation (the “Objecting Party”) may, within such thirty (30) days after receipt of the Closing Statement, deliver to the other party a notice disagreeing with such calculations (the “Disagreement Notice”). The Disagreement Notice shall set forth, in reasonable detail, any disagreement with, and any requested adjustment to, the Closing Statement. If no party delivers the Disagreement Notice by the end of such thirty (30) days period, or if all parties deliver written confirmation of each of their respective acceptance of the Closing Statement within such thirty (30) days period, all of the parties shall be deemed to have accepted as final the Closing Statement delivered by the Company under Section 2.3(a) above. Throughout the periods during which the Closing Statement is being prepared and any disputes that may arise under this Section 2.3(b) are being resolved, Purchaser shall, in its capacity as a shareholder of the Company, promptly upon request by NNL or Purchaser, cause the Company to provide NNL and Purchaser and their respective representatives reasonable access to the information, books, records and personnel of the Company as may have been relied on by the Company in the preparation of the Closing Statement; provided that nothing herein shall require the Company (i) to incur any third- party costs to satisfy the Company’s foregoing obligation and (ii) to disclose any information to any party hereto if such information disclosure would jeopardize any attorney-client or legal privilege or contravene any applicable Law, fiduciary duty or agreement, it being understood, that Purchaser shall use its commercially reasonable efforts, in its capacity as a shareholder of the

Company, to cause the Company to cooperate in any reasonable efforts and to request for waivers that would enable otherwise required disclosure to NNL and Purchaser or their respective representatives to occur without so jeopardizing privilege or contravening such Law, duty or agreement. The parties hereto shall negotiate in good faith to resolve any disagreement with respect to the Closing Statement, and any resolution agreed to in writing by the parties hereto shall be final and binding upon the parties hereto.

(c) Dispute Resolution. If NNL, on the one hand, and Purchaser, on the other hand, are unable to resolve any disagreement as contemplated by Section 2.3(b) within thirty (30) days after delivery of a Disagreement Notice by any party hereto, the parties hereto shall jointly select an auditing firm of international reputation to serve as arbitrator (the “Accounting Arbitrator”) to resolve such disagreement. The parties hereto shall instruct the Accounting Arbitrator to consider only those items and amounts set forth in the Closing Statement as to which the parties hereto have not resolved their disagreement and to conduct such hearings as it considers necessary to resolve such disagreement. The parties hereto shall use their reasonable efforts to cause the Accounting Arbitrator to deliver to each of the parties hereto as promptly as practicable (and in no event later than thirty (30) days after its appointment), a written report setting forth the resolution of any such disagreement determined in accordance with the terms of this Agreement. Such resolution shall be final and binding upon the parties hereto and the difference between the Reference Net Aggregate Liquidity and the Closing Net Aggregate Liquidity as determined pursuant to Sections 2.3(b) and (c), as the case may be, shall be deemed the “Post-Closing Aggregate Liquidity Adjustment” for the purpose of this Agreement. In the event the Accounting Arbitrator concludes that Purchaser was correct as to a majority (by monetary amount) of the disputed items, then NNL shall pay the Accounting Arbitrator’s fees, costs and expenses. In the event the Accounting Arbitrator concludes that NNL was correct as to a majority (by monetary amount) of the disputed items, then Purchaser shall pay the Accounting Arbitrator’s fees, costs and expenses.

(d) Purchase Price Adjustment.

(i) If the Closing Net Aggregate Liquidity is greater than the Reference Net Aggregate Liquidity, Purchaser shall pay to NNL the Post-Closing Adjustment Amount; and

(ii) If the Closing Net Aggregate Liquidity is less than the Reference Net Aggregate Liquidity, NNL shall pay to Purchaser the Post-Closing Adjustment Amount.

In the case of either (i) or (ii) above, each of NNL and Purchaser, as applicable, shall transfer the relevant amount (less the applicable Capital Gains Tax and STT) in immediately available USD funds to an account designated by the Party that is entitled to receive payment, within (3) three Business Days after the final determination of Closing Net Aggregate Liquidity. For the avoidance of doubt, in case (ii) above, NNL shall pay the relevant amount to Purchaser less the amount of Capital Gains Tax and STT withheld on the Closing Date based on the Preliminary Purchase Price which corresponds to the Post-Closing Adjustment Amount.

2.4	Closing

The closing of the sale and purchase of the Purchased Shares (the “Closing”) shall take place at a location to be notified by NNL to Purchaser, at 10:00 a.m. (local time) (i) on the last day of a calendar month following the satisfaction or waiver of the conditions set out in Section 5.1 and Section 5.2, other than conditions to be satisfied at the Closing, but subject to the waiver or fulfilment of these conditions, if such last day of a calendar month is a Business Day, (ii) if such last day of a calendar month is a non-Business Day, on the next Business Day following such last day of a calendar month, or (iii) at such other time or date as may be agreed upon by all parties. The date on which the Closing occurs is herein referred to as the “Closing Date.”

2.5	Closing Deliveries

(a) Purchaser Deliveries. Purchaser shall deliver to NNL, at or prior to the Closing, each of the following:

(i) Certificate, dated as of the Closing Date, in form and substance to the reasonable satisfaction of NNL, executed on behalf of Purchaser by a duly authorized officer of Purchaser, but without personal liability of the officer, to the effect that each of the conditions set forth in Section 5.2 has been satisfied; and

(ii) Preliminary Purchase Price, less the applicable Capital Gains Tax and STT for the Purchased Shares, by wire transfer in immediately available funds to the account designated by NNL at least three Business Days prior to the Closing Date.

(b) NNL Deliveries. NNL shall deliver to Purchaser, at or prior to the Closing, each of the following:

(i) Certificate, dated as of the Closing Date, in form and substance to the reasonable satisfaction of Purchaser, executed on behalf of NNL by a duly authorized officer of NNL, but without personal liability of the officer, to the effect that each of the conditions set forth in Section 5.1 has been satisfied;

(ii) Share certificates representing all of the Purchased Shares in the name of Purchaser;

(iii) Certified copy of the register of shareholders of the Company evidencing the registration of Purchaser as a shareholder of the Company holding the Purchased Shares; and

(iv) Written resignations of certain members of the board of directors of the Company as nominated by NNL under the Joint Venture Agreement and designated by Purchaser, each such resignation to be effective as of the Closing Date.

ARTICLE 3 – REPRESENTATIONS AND WARRANTIES OF NNL

NNL represents and warrants to Purchaser, subject to the express exceptions set forth herein and in the NNL Disclosure Schedules, that each of the following representations and warranties of NNL shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

3.1	Due Incorporation

NNL is a corporation duly organized and validly existing under the laws of Canada.

3.2	Authority

(a) Subject to the receipt of the Bankruptcy Consents, NNL has the requisite corporate power and corporate authority to enter into, deliver and perform its obligations pursuant to this Agreement and each of the Transaction Documents to which it is or will become a party.

(b) Subject to the receipt of the Bankruptcy Consents, the execution, delivery and performance by NNL of this Agreement and the Transaction Documents to which NNL is or will be a party, has been duly authorized by all necessary corporate action on the part of NNL. Subject to receipt of the Bankruptcy Consents and assuming the due authorization, execution and delivery by Purchaser, this Agreement constitutes, and upon execution and delivery, the Transaction Documents to which NNL is or will be a party, will constitute, legal, valid and binding obligations of NNL, enforceable against NNL in accordance with their respective terms, subject to the effect, if any, of (i) the Canadian Insolvency Proceeding, (ii) applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, and other similar laws affecting the rights of creditors generally, and (iii) as to enforceability, principles of equity (regardless whether such enforceability is considered a proceeding in equity or at law), including rules of Law governing specific performance, injunctive relief and other equitable remedies.

3.3	No Conflict

Except as set forth in Section 3.3 of the NNL Disclosure Schedules and except as may result from any facts or circumstances relating to Purchaser or its Affiliates, the execution, delivery and performance by NNL of this Agreement and the Transaction Documents to which NNL is or will be a party and the consummation by NNL of the transactions contemplated herein and therein will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consents, approvals or authorizations from any Person (other than the Bankruptcy Consents) under the terms, conditions or provisions of (i) any Law or Governmental Order to which NNL or its Affiliates is subject or by which they are bound or (ii) NNL’s charter or bylaws or other equivalent organizational documents except, in the case of clause (i), for such defaults, violations, actions and notifications have not had or that would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on NNL.

3.4	Governmental Approvals

No material consent, approval, authorization or other action by, or any material filings with or notifications to, any Governmental Authority is or will be necessary for the valid execution, delivery and performance by NNL of this Agreement and the Transaction Documents to which NNL is or will be a party or the consummation by NNL of the transactions contemplated herein and therein, except (a) the Governmental Approvals set forth in Section 3.4 of the NNL Disclosure Schedules, (b) where such failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent the consummation by NNL of the transactions contemplated by, or the performance by NNL of any of its material obligations under, this Agreement and the Transaction Documents to which NNL is or will be a party, or (c) as may be necessary as a result of any facts or circumstances relating to Purchaser or its Affiliates.

3.5	Capitalization; Due Incorporation of the Company

(a) As of the date hereof, the authorized capital stock of the Company consists of 2,000,006 shares, with a par value of 5,000 Korean Won per share, of which 236,000 shares of common stock and 4 shares of contingent voting preferred stock are issued and outstanding.

(b) Upon consummation of the transactions contemplated by this Agreement, no Person will have any right to acquire shares or options, warrants or other rights to purchase shares or other equity securities of the Company, from the Company or, to the Knowledge of NNL, from any shareholder, other than statutory pre-emptive rights. There are no rights or Contracts to which the Company is a party or by which the Company is bound obligating the Company to repurchase or redeem, or cause to be repurchased or redeemed, any shares, or options, warrants or other rights to purchase shares, or other equity securities of the Company, or obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price or terms of, or otherwise amend or enter into any such option, warrant, call, right or Contract. Upon the consummation of the transactions contemplated hereby, there will be no Contracts relating to voting, purchase or sale of any shares between or among the Company and any of its shareholders.

(c) No bonds, debentures, notes or other indebtedness of the Company (i) having the right to vote on any matters on which shareholders may vote (or which is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is any way based upon or derived from capital or voting shares of the Company, is issued or outstanding as of the date hereof and as of the Closing Date.

(d) The Company is a corporation duly organized and validly existing under the laws of Korea. The Company is qualified to do business and to own and operate its assets as now conducted in each jurisdiction in which its ownership of property or conduct of business requires it to so qualify, except where such failure would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Company.

3.6	Purchased Shares

The Purchased Shares are owned by NNL, beneficially and of record, free and clear of any Lien other than Permitted Encumbrances, and are duly authorized, validly issued, fully paid and non-assessable. Subject to the receipt of the Bankruptcy Consents, NNL has the right, power and authority to sell and deliver the Purchased Shares to Purchaser. Upon delivery of and payment for the Purchased Shares as provided herein, NNL will convey to Purchaser good and valid title thereto, free and clear of any Lien.

3.7	Actions

Other than the Canadian Insolvency Proceeding, there is no pending or, to the Knowledge of NNL, threatened Action against NNL that challenges or seeks to prevent, enjoin or materially delay consummation of the transactions contemplated by this Agreement.

3.8	No Other Representations

EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED BY THE NNL DISCLOSURE SCHEDULES)) AND IN THE TRANSACTION DOCUMENTS, NNL MAKES NO OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO NNL, THE PURCHASED SHARES, THE COMPANY, THE RESPECTIVE BUSINESS OF NNL OR THE COMPANY OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, AND ANY OTHER RIGHTS OR OBLIGATIONS TO BE TRANSFERRED HEREUNDER OR PURSUANT HERETO, AND NNL DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES, WHETHER MADE BY NNL OR ANY OF ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE 3 (AS MODIFIED BY THE NNL DISCLOSURE SCHEDULES) OR IN THE TRANSACTION DOCUMENTS, NNL HEREBY DISCLAIMS ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, PROJECTION, FORECAST, STATEMENT, OR INFORMATION MADE, COMMUNICATED, OR FURNISHED (ORALLY OR IN WRITING) TO PURCHASER OR ITS AFFILIATES OR REPRESENTATIVES.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to NNL, subject to the express exceptions set forth herein and in Purchaser Disclosure Schedules, that each of the following representations and warranties of Purchaser shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

4.1	Due Incorporation

Purchaser is a corporation duly organized and validly existing under the laws of Sweden.

4.2	Authority

(a) Purchaser has the requisite corporate power and corporate authority to enter into, deliver and perform its obligations pursuant to this Agreement and the Transaction Documents to which it is or will become a party.

(b) The execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which Purchaser is or will be a party, has been duly authorized by all necessary corporate action on the part of Purchaser. Assuming the due authorization, execution and delivery by NNL, this Agreement constitutes, and upon execution and delivery, the Transaction Documents to which Purchaser is or will be a party, will constitute, legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their respective terms, subject to the effect, if any, of (i) applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfer and other similar laws affecting the rights of creditors generally and (ii) as to enforceability, principles of equity (regardless whether such enforceability is considered a proceeding in equity or at law), including rules of Law governing specific performance, injunctive relief and other equitable remedies.

4.3	No Conflict

Except as set forth in Section 4.3 of the Purchaser Disclosure Schedules and except as may result from any facts or circumstances relating to NNL or its Affiliates, the execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which Purchaser is or will be a party and the consummation by Purchaser of the transactions contemplated herein and therein will not conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consents, approvals or authorizations from any Person under the terms, conditions or provisions of (i) any Law or Governmental Order to which Purchaser or its Affiliates is subject or by which they are bound or (ii) Purchaser’s charter or bylaws or other equivalent organizational documents, except, in the case of clause (i), for such defaults, violations, actions and notifications have not had or that would not, and would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect on the Purchaser.

4.4	Governmental Approvals

No material consent, approval, authorization or other action by, or any material filings with or notifications to, any Governmental Authority is or will be necessary for the valid execution, delivery and performance by Purchaser of this Agreement and the Transaction Documents to which Purchaser is or will be a party or the consummation by Purchaser of the transactions contemplated herein and therein, except (a) the Governmental Approvals set forth in Section 4.4 of the Purchaser Disclosure Schedules, (b) where such failure to obtain such consent, approval, authorization or action or to make such filing or notification would not prevent the consummation by Purchaser of the transactions contemplated by, or the performance by Purchaser of any of its material obligations under this Agreement and the Transaction Documents to which Purchaser is or will be a party, or (c) as may be necessary as a result of any facts or circumstances relating to NNL or its Affiliates.

4.5	Actions

There is no pending or, to the Knowledge of Purchaser, threatened Action against Purchaser that challenges or seeks to prevent, enjoin or materially delay consummation of the transactions contemplated by this Agreement.

4.6	Financial Capability

Purchaser has, as of the date hereof, and will have as of the Closing (i) sufficient immediately available funds for purposes of funding the transactions contemplated herein and any other amount due hereunder or in respect hereof, including the full amount of the Purchase Price and any expenses incurred by Purchaser in connection with the transactions contemplated by this Agreement, and (ii) the resources and capabilities (financial or otherwise) to perform its obligations hereunder. Purchaser has not, as of the date hereof, and will not have, as of the Closing Date, incurred any obligation, commitment, restriction or liability of any kind, which would materially impair or adversely affect such resources and capabilities necessary for the funding of the transactions contemplated herein. Notwithstanding anything to the contrary herein, Purchaser’s obligations to consummate the transactions contemplated by this Agreement are not conditioned or contingent in any way upon the receipt of financing from any Person.

4.7	Investment Intent

Purchaser is acquiring the Purchased Shares as an investment for its own account and not with a view to the distribution thereof.

ARTICLE 5 – CONDITIONS TO CLOSING

5.1	Conditions to Obligations of Purchaser

The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by Purchaser:

(a) Each of the representations and warranties of NNL set forth in Article 3 hereof shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) NNL shall have performed and complied in all material respects with its covenants, obligations, conditions and agreements contained in this Agreement that are required to be performed and complied with by NNL on or before the Closing.

(c) NNL shall have obtained and delivered evidence reasonably satisfactory to Purchaser to demonstrate that all material consents, approvals, authorizations or other action by, and any material filings with or notifications to, any Governmental Authority required to be obtained or made by NNL on or before the Closing in connection with the transactions contemplated by this Agreement, including, in the case of NNL, the Bankruptcy Consents and the share transfer report under the Foreign Investment Promotion Law of Korea, have been obtained or made, as the case may be, and Purchaser shall have obtained the FTC Clearance.

(d) All consents under the Key Material Agreements as required under Section 6.5 shall have been obtained.

(e) Purchaser shall have received certified copies of corporate resolutions of NNL authorizing the execution, delivery and performance of this Agreement and the Transaction Documents.

(f) The waiver of the right of first refusal and co-sale right granted to LGE under the Joint Venture Agreement (the “LGE Waiver”), which is contemplated in the Termination Agreement, shall have become effective.

(g) The closing conditions under the New Joint Venture Agreement as identified in Annex 1 shall have been satisfied or waived.

(h) Purchaser shall have received each of the items described in Section 2.5(b) on or before the Closing.

(i) There shall be in effect no Law, order, injunction, decree or judgment of any court or other Governmental Authority in Sweden, Canada or Korea prohibiting the consummation of the transactions contemplated hereby, and there shall not be any proceedings pending by any Governmental Authority in Sweden, Canada or Korea seeking such prohibition.

5.2	Conditions to Obligations of NNL

The obligations of NNL to consummate the transactions contemplated hereby shall be subject to the fulfilment at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, by NNL:

(a) Each of the representations and warranties of Purchaser set forth in Article 4 hereof shall be true and correct on and as of the date hereof and on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties which address matters only as to a specified date, which representations and warranties shall be true and correct with respect to such specified date).

(b) Purchaser shall have performed and complied in all material respects with all covenants, obligations, conditions and agreements contained in this Agreement that are required to be performed and complied with by Purchaser on or before the Closing.

(c) Purchaser shall have obtained and delivered evidence reasonably satisfactory to NNL to demonstrate that all material consents, approvals, authorizations or other action by, and any material filings with or notifications to, any Governmental Authority required to be obtained or made by Purchaser on or before the Closing in connection with the transactions contemplated by this Agreement, including the FTC Clearance.

(d) NNL shall have received certified copies of corporate resolutions of Purchaser authorizing the execution, delivery and performance of this Agreement and the Transaction Documents.

(e) NNL shall have received each of the items described in Section 2.5(a) on or before the Closing.

(f) There shall be in effect no Law, order, injunction, decree or judgment of any court or other Governmental Authority in Sweden, Canada or Korea prohibiting the consummation of the transactions contemplated hereby, and there shall not be any proceedings pending by any Governmental Authority in Sweden, Canada or Korea seeking such prohibition.

(g) The closing conditions under the New Joint Venture Agreement as identified in Annex 1 shall have been satisfied or waived.

(h) The transactions contemplated by the Termination Agreement shall have been consummated.

(i) The Bankruptcy Consents shall have been obtained.

ARTICLE 6 – COVENANTS

6.1	Conduct of Business

With the exceptions of any actions which are necessary for consummation of the transactions contemplated herein or in the new Joint Venture Agreement, from the date hereof through the Closing Date, unless prior written consent of Purchaser is obtained (which consent shall not be unreasonably withheld or delayed), NNL, in its capacity as a shareholder of the Company, shall use its commercially reasonable efforts consistent with normal business practice for a shareholder, to ensure that the Company shall:

(a) conduct its operations according to its ordinary and usual course of business and consistent with past practice;

(b) not (i) amend the articles of incorporation or bylaws or other equivalent organizational documents of the Company, (ii) change the number of authorized or issued shares of the Company, (iii) issue new or additional shares of the Company, (iv) directly or indirectly redeem, purchase or otherwise acquire any of the shares of the Company or effect a split, reclassification or other change in or of any of the shares of the Company, (v) declare, set aside or pay any dividend or other distribution with respect to the shares of the Company, and (vi) sell or grant any options to purchase the shares of the Company; provided that for subsections (iv) and (v), the Company shall be permitted to repurchase certain shares of capital stock held by NNL and LGE as of the date hereof in exchange for a cash distribution as provided in Section 2.1 above upon obtaining consent of Purchaser;

(c) not (i) make any material changes to the compensation or benefits payable to the officers and employees of the Company, (ii) dismiss any officer or employee of the Company, except to the extent such dismissal is required due to a violation of business ethics or applicable Laws, or (iii) engage or appoint any senior executives;

(d) not, to the extent not within the ordinary course of business, (i) make any purchases, sales or transfers of any material assets, (ii) enter into any material leases, contracts, loan agreements, share purchase agreements or commitments, (iii) incur any material capital expenditure, (iv) grant any Liens on any material assets, (v) terminate any Material Agreement (other than the Joint Venture Agreement and any ancillary agreements to be terminated pursuant to the Termination Agreement), (vi) carry out any material structural alteration or addition to, or materially effecting any change of use of any property, (vii) agree any new rent or fee payable under any lease, tenancy or licence which is material to the Company, and (viii) apply for any planning permission or implement any planning permission already obtained but not implemented;

(e) not (i) take steps to procure payment by any debtor generally in advance of the date on which book and other debts are usually payable in accordance with the standard terms of business of the Company or (if different) the period extended to any particular debtor in which to make payment and (ii) delay making payment to any trade creditors generally beyond the date on which payment of the relevant trade debt should be paid in accordance with credit period authorised by the relevant creditors (or (if different) the period extended by creditors in which to make payment);

(f) procure that all existing insurance policies remain in force in accordance with their respective terms and conditions and in all material respects on the same terms and similar level of cover prevailing at the date of this Agreement; and

(g) not make any material changes in the Company’s accounting practices or procedures.

6.2	Access to Information

(a) Prior to the Closing Date, NNL shall, in its capacity as a shareholder of the Company to cause the Company, upon reasonable advance notice from Purchaser and during regular business hours, to permit Purchaser and its officers, employees and authorized agents, accountants, counsel, and representatives, whose identification has been notified by Purchaser to NNL and the Company in advance, to examine the books, records and financial condition of the Company and to have reasonable access to the offices, properties, plants, other facilities of the Company and to those officers, directors, employees, agents, accountants and counsel of the Company who have any knowledge relating to the Company or its business, and shall use its commercially reasonable efforts in its capacity as a shareholder of the Company to cause the Company to furnish to the officers, employees and authorized agents, accountants, counsel, and representatives of Purchaser, whose identification has been notified by Purchaser to NNL and the Company in advance, such additional financial and operating data and other information regarding the assets, properties and goodwill of the Company and its business as Purchaser may from time to time reasonably request. Any such examination and access shall be conducted at reasonable times and under reasonable circumstances, and NNL shall use its commercially reasonable efforts in its capacity as a shareholder of the Company to cause the Company to cooperate fully therein.

(b) Notwithstanding anything in this Agreement to the contrary, NNL shall not be required, prior to the Closing, to disclose, or cause or seek to cause the disclosure of, to Purchaser or its Affiliates (or provide access to any properties, books or records of the Company or any of its Affiliates that would reasonably be expected to result in the disclosure to such persons or others of) any confidential information relating to trade secrets, proprietary know-how, processes or patent, trademark, trade name, service mark or copyright applications or product development, or pricing and marketing plans, any information prohibited from disclosure pursuant to Contract (to which the Company is a party) or Law, nor shall NNL be required to permit or cause or seek to cause others to permit Purchaser or its Affiliates to have access to or to copy or remove from the properties of the Company or any of its Affiliates any documents, drawings or other materials that might reveal any such confidential information.

6.3	Canadian Bankruptcy Actions

(a) As promptly as practicable, and subject to its rights and obligations set forth in the Canadian Sales Process Order, NNL shall file with the Canadian Court one or more motions (the “Canadian Approval and Vesting Order Motion”) seeking to obtain entry of the Canadian Approval and Vesting Order.

(b) Purchaser and NNL shall cooperate with filing and prosecuting the Canadian Approval and Vesting Order Motion and in obtaining entry of the Canadian Approval and Vesting Order, and NNL shall deliver to Purchaser prior to filing, and as early in advance as is practicable to permit adequate and reasonable time for Purchaser and its counsel to review and comment, copies of all proposed pleadings, motions, notices, statements, applications, reports and other material papers to be filed by NNL in connection with such motions and relief requested therein and any challenges thereto.

(c) If the Canadian Approval and Vesting Order or any other order of the Canadian Court relating to this Agreement shall be appealed by any Person (or a motion for rehearing, re-argument or stay shall be filed with respect thereto), NNL agrees to, and to cause its Affiliates to take all reasonable steps and use its commercially reasonable efforts, including incurring reasonable expenses, to defend against such appeal or motion, and Purchaser agrees to use commercially reasonable efforts to cooperate in such efforts. Each of NNL and Purchaser hereby agrees to take all reasonable steps, and use its commercially reasonable efforts, to obtain an expedited resolution of such appeal; provided, however, that, subject to the conditions set forth herein, nothing in this Section shall preclude the parties from consummating the transactions contemplated hereby if the Canadian Approval and Vesting Order shall have been entered and shall not have been stayed, modified, revised or amended.

(d) NNL undertakes to Purchaser to notify Purchaser in writing, before the Closing, as soon as possible (but in any event within three (3) Business Days) after becoming aware of (i) any change, revision, modification, supplementation, cancellation, or revocation of the Canadian Sales Process Order, (ii) the entry of the Canadian Approval and Vesting Order and receipt of other consents, approval or authorization from the Canadian Court, in connection with the transactions contemplated hereby and in the Transaction Documents to which NNL is or will be a party, and (iii) any pleadings, motions, notices, statements, applications, reports and other material papers which have been filed by any creditor of NNL and/or its Affiliates in connection with the Canadian Approval and Vesting Order, or the execution, delivery, or performance of this Agreement or the Transaction Documents to which NNL is a party, or the consummation of the transactions contemplated hereby.

(e) Each party shall bear its own costs and expenses that may be incurred in connection with the activities and obligations described in this Section 6.3.

6.4	Regulatory Approvals

(a) Subject to the terms and conditions set forth in this Agreement and the Confidentiality Agreement, each of the parties shall take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, and to assist and cooperate with the other parties in doing all things necessary, proper or advisable under applicable Laws to obtain all necessary consents, approvals, authorizations or other actions by the Governmental Authorities, or making any filing with or notification to the Governmental Authorities, including the FTC Clearance and the making of all necessary filings and the taking of all steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, including those identified in Schedule 6.4(a) attached hereto.

(b) For purposes of Section 6.4(a) above, any action, assistance and/or cooperation shall include any measures, regardless of the costs involved, that may be required to avoid or eliminate any impediments to, or facilitate, obtaining the consents, approvals, authorizations from any Governmental Authority or to make any material filings with or notifications to any Governmental Authority or to satisfy or accept any conditions that may be imposed by the Governmental Authorities on such consent, authorization, approval, filing or notification, unless otherwise expressly agreed to in writing by the parties hereto; provided that (i) any action, assistance and/or cooperation as to NNL shall be subject to and pursuant to the Canadian Insolvency Proceeding, (ii) any action, assistance and/or cooperation by the Company that will or is reasonably likely to alter the Company’s structure, business, product lines, practices, capitalization or operations shall be subject to LGE’s prior written consent, which consent shall not be unreasonably withheld or delayed, (iii) any reasonable costs that may be incurred by the Company directly in connection with any action, assistance and/or cooperation by the Company that will or is reasonably likely to alter the Company’s structure, business, product lines, practices, capitalization or operations for which the Company seeks reimbursement from NNL shall be subject to NNL’s prior written consent, which consent shall not be unreasonably withheld or delayed, (iv) any reasonable costs that may be incurred by the Company directly in connection with any action, assistance and/or cooperation by the Company that will or is reasonably likely to alter the Company’s structure, business, product lines, practices, capitalization or operations for which the Company seeks reimbursement from Purchaser shall be subject to Purchaser’ prior written consent, which consent shall not be unreasonably withheld or delayed, and (v) any third-party costs incurred by the Company to assist in obtaining the consents, approvals, authorizations, filings and notifications as described herein shall be reimbursed by NNL or Purchaser, as the case may be, only to the extent such costs have been specifically approved by NNL or Purchaser, as the case may be.

6.5	Third-Party Consents

At or prior to the Closing, NNL shall use its commercially reasonable efforts in its capacity as a shareholder of the Company to cause the Company to obtain any consents, approvals or authorizations from a third party under the Material Agreements that is necessary or required to complete the transactions contemplated herein, on terms reasonably satisfactory to Purchaser. At or prior to the Closing, NNL shall cause the Company to obtain any and all consents, approvals or authorizations under the Key Material Agreements that is necessary or required to complete the transactions contemplated herein, on terms reasonably satisfactory to Purchaser. For the avoidance of doubt, the parties hereto agree that (i) obtaining the foregoing consents, approvals or authorizations (other than the Key Material Agreements and the LGE Waiver) shall not be a condition precedent to the Closing and (ii) the Company shall not be required to pay consideration or take on obligations outside the terms and conditions of the Material Agreements in effect as of the date hereof; provided that if the Company chooses to pay such consideration or take on such obligations, prior written consent from NNL and Purchaser shall be required.

6.6	Disclosure Schedules

The respective representations and warranties made by NNL and Purchaser in Article 3 and Article 4, respectively, are qualified by the facts and circumstances disclosed in the NNL Disclosure Schedules and the Purchaser Disclosure Schedules, respectively.

6.7	Confidentiality

(a) NNL and Purchaser acknowledge that they have previously executed a non-disclosure agreement dated July 31, 2009 (the “Confidentiality Agreement”), which shall continue in full force and effect (and the confidentiality obligations thereunder shall be binding upon Purchaser and its Affiliates, officers, directors, employees and representatives as if parties thereto) in accordance with its terms; provided that upon Closing, the Confidentiality Agreement shall terminate. If, for any reason, the Closing does not occur, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) After the date hereof, each of NNL and Purchaser shall treat as strictly confidential and not disclose or use any information received or obtained in connection with or as a result of entering into this Agreement (or any other agreement entered into pursuant to this Agreement) which relates to the negotiations relating to this Agreement (and any such other agreements).

(c) This Section 6.7 shall not prohibit disclosure or use of any information if and to the extent:

(i) the disclosure or use is required by applicable Law, any Governmental Authority or any applicable stock exchange;

(ii) the disclosure or use is required for any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement, including in order to obtain the Bankruptcy Consents, or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing party;

(iii) the disclosure is made to professional advisers of any of the parties; provided that the disclosing party shall have advised its professional advisers of the confidential nature of the information and the terms and conditions of the Confidentiality Agreement and of this Section 6.7 and the disclosing party agrees to be responsible for any breach of the Confidentiality Agreement or Section 6.7 hereof by its professional advisers;

(iv) the information is or becomes publicly available (other than by breach of the Confidentiality Agreement or of this Agreement); or

(v) as disclosed to the Unsecured Creditors Committee, the Ad-Hoc Bondholders Committee, the Monitor, the government of Ontario and the Court-appointed Counsel to the Former Employees of NNL.

provided, however, that prior to disclosure or use of any information pursuant to Section 6.7(c)(i) or (ii), the party concerned shall promptly notify and consult with the other parties to which the confidential information relates, of such requirement with a view to providing such other party with the opportunity to (x) contest such disclosure or use or (y) otherwise to consult and agree on the timing and content of such disclosure or use.

(d) Promptly following the date hereof, the parties agree that a press release shall be issued regarding the execution of this Agreement, and the parties shall agree on, and submit for LGE’s consent, which consent shall not be unreasonably withheld, the contents of such press release prior to its issuance. Following the issuance of such initial press release, none of NNL or Purchaser shall make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as may be required by applicable Law or the rules of an applicable stock exchange, without the prior written consent of the other party and LGE, which consent shall not be unreasonably withheld. If it is determined that disclosure is required by applicable Law or the rules of an applicable stock exchange, the disclosing party shall send notice to the other party, accompanied by the text of the proposed disclosure, as far in advance as practicable, so that the other party may comment on the proposed disclosure and make reasonable revisions thereto.

6.8	Notice of Breach

Each party shall give the other parties prompt notice of any event, condition or circumstance occurring from the date hereof through the Closing Date that would constitute a material breach of any representation, warranty, covenant or other agreement of such party contained in this Agreement.

6.9	Transaction Taxes

(a) Each party hereto shall be responsible for the payment of any and all Tax for which it may be liable under the Laws of each applicable jurisdiction.

(b) Notwithstanding the foregoing, Purchaser will withhold, to the extent required by the Laws of Korea, any and all Capital Gains Tax payable on the Purchase Price and STT payable on the Purchase Price for timely payment and discharge of any such or related Tax liability with the relevant Tax Authority of Korea. Purchaser shall promptly furnish NNL a copy of the receipts of the payments of such Tax as issued by the applicable Tax Authorities.

(c) All sums payable under this Agreement shall be free and clear of any deductions, withholdings, set-offs or counterclaims of any Tax, except for the withholding of the Capital Gains Tax and STT, as may be applicable to NNL. The amount of Capital Gains Tax and STT on the Preliminary Purchase Price which is agreed between the parties hereto is set forth in Schedule 6.9(c) attached hereto.

6.10	Further Assurances

Subject to Section 6.4, prior to the Closing, upon the terms and subject to the conditions of this Agreement, each party shall use its respective commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and cooperate with each other in order to do, all things necessary, proper or advisable under applicable Law to consummate the transactions contemplated by this Agreement as soon as practicable and cause the fulfilment at the earliest practicable date of all of the conditions to the other parties’ obligations to consummate the transactions contemplated by this Agreement, including using their respective commercially reasonable efforts in connection with: (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the taking of such actions as are necessary to obtain any requisite consent, approval or authorization, or to make any requisite filing or notification; provided, that subject to Section 6.4, neither NNL nor Purchaser shall be obligated to make any requisite filing or notification (other than filing and payment of application fees to Governmental Authorities), (ii) defending all lawsuits and other proceedings by or before any Governmental Authority challenging this Agreement or the consummation of the Closing, and (iii) causing to be lifted or rescinded any injunction, decree, ruling, order or other action of any Governmental Authority that would prohibit, prevent, restrict or materially delay consummation of the transactions contemplated by this Agreement.

6.11	Ancillary Agreements

NNL shall use its commercially reasonable efforts to enter into, or shall use its commercially reasonably efforts to cause its Affiliates to enter into, amendments to the existing ancillary agreements between NNL and the Company as listed in Annex 2 at or prior to the Closing.

6.12	Seconded Officers and Employees

On or prior to the Closing Date, the Parties shall work together to agree on a post-closing plan and mechanism on whether and how to retain, relocate, discharge, or provide other arrangements to the officers and employees of the Company who have been seconded from NNL.

6.13	Exclusivity

During the period from the date hereof and continuing until the Closing Date, NNL shall not (directly or indirectly) (i) enter into or participate in discussions or negotiations in connection with any proposed sale of the shares of the Company, or any of them, or of the business or any part of the business of the Company to any Person except Purchaser or LGE, or (ii) solicit or encourage any Person other than Purchaser to make any proposal or offer with regard to the shares or assets of the Company or entertain any such proposal or offer from any other Person (whether solicited or not) or (iii) enter into any agreement or arrangement with any Person (other than Purchaser or LGE) with respect to any such proposal or offer or (iv) give or make available any information to any Person other than LGE (not being information publicly available) relating to the Company for the purposes of facilitating any of the foregoing or otherwise than in the ordinary course of business.

ARTICLE 7 – TERMINATION; EFFECT OF TERMINATION

7.1	Termination

This Agreement may be terminated prior to the Closing as follows:

(a) by mutual written consent of Purchaser and NNL;

(b) by any party if any permanent injunction or other order of a Governmental Authority preventing the consummation of the transactions contemplated herein has become final and nonappealable;

(c) by any party if any of the conditions precedent set out in Article 5 is or becomes impossible to fulfil (other than through the failure of the party seeking to terminate the Agreement to comply with its obligations under this Agreement) and such condition is not waived;

(d) by Purchaser, if NNL shall have breached, in any material respect, any of its respective representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within ten Business Days following the giving of written notice of such breach by Purchaser to NNL; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(d) shall not be available to Purchaser where a breach of this Agreement by Purchaser has been the cause of, or has resulted in, the event or condition giving rise to a right to terminate this Agreement pursuant to such clause;

(e) by NNL, if Purchaser shall have breached, in any material respect, any of its respective representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within ten Business Days following the giving of written notice of such breach by NNL to Purchaser; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(e) shall not be available to NNL where a breach of this Agreement by NNL has been the cause of, or has resulted in, the event or condition giving rise to a right to terminate this Agreement pursuant to such clause;

(f) by any of Purchaser or NNL, if the Closing shall not have been consummated on or before August 31, 2010; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1(f) shall not be available (x) to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such time or (y) if the inability to consummate the Closing is due to a pending FTC Clearance review of the transactions contemplated under this Agreement by the relevant Governmental Authorities as provided in this Agreement; or

(g) by either party, if the FTC Clearance is not obtained within 5 months after the date hereof.

7.2	Effect of Termination

Upon termination of this Agreement in accordance with Section 7.1, except for the provisions of Articles 1 and 8 and Sections 6.7, and 7.2, which shall survive termination, this Agreement shall become void and have no effect and no party to this Agreement shall have any liability to any of the other party or its respective successors and permitted assigns, officers, directors, partners, members, shareholders, representatives, agents and employees; provided, however, that nothing herein shall relieve any party from liability as a result of (i) failure to perform its obligations pursuant to Section 6.7 or (ii) any breach of this Agreement by gross negligence or wilful action or inaction of such party or failure by gross negligence or wilful action or inaction of such party to perform its obligations under this Agreement. Notwithstanding any such termination, the provisions of the Confidentiality Agreement shall continue in full force and effect; provided that notwithstanding the term of the Confidentiality Agreement as set forth therein, the obligations under the Confidentiality Agreement shall continue to be in effect until the second anniversary of the termination of this Agreement.

ARTICLE 8 – GENERAL PROVISIONS

8.1	Entire Agreement; Amendments; Waiver

(a) This Agreement (when executed and delivered), the Transaction Documents, the Exhibits, the NNL Disclosure Schedules, the Purchaser Disclosure Schedules and the other schedules referred to herein and the Confidentiality Agreement contain the entire understanding of the parties hereto with regard to the subject matter contained herein or therein, and supersede all prior agreements, understandings or intents between the parties hereto with respect to such subject matter.

(b) No amendment, modification or waiver of this Agreement shall be binding or effective for any purpose unless it is made in writing signed by the party against whom enforcement of such amendment, modification or waiver is sought. No course of dealing between the parties hereto shall be deemed to modify, amend or discharge any provision or term of this Agreement.

(c) No delay by any party to this Agreement in the exercise of any of its rights or remedies shall operate as a waiver thereof, and no single or partial exercise by any party hereto of any such right or remedy shall preclude any other or further exercise thereof. A waiver of any right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

8.2	Survival of Representations and Warranties

No representations or warranties, covenants or agreements in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing Date, except for covenants and agreements that by their terms are to be satisfied after the Closing Date, which shall include the confidentiality obligation under Section 6.7(b) above, which covenants and agreements shall survive until satisfied in accordance with their terms.

8.3	Successors and Assigns; Benefit

(a) The rights of any party under this Agreement shall not be assignable by such party without the written consent of the other party, which consent shall not be unreasonably withheld, delayed or conditioned; provided, however, that (i) NNL may assign or transfer this Agreement as may be required pursuant to the Canadian Insolvency Proceeding, and (ii) Purchaser may, without the consent of the other party, assign any or all of its rights and delegate or transfer any or all of its obligations under this Agreement to any of its Affiliates, provided Purchaser shall remain jointly and severally liable with any such Affiliate. Any attempted assignment in violation of this Section 8.3 shall be void.

(b) Unless otherwise provided in this Agreement, this Agreement is for the sole benefit of the parties hereto and their permitted assigns and successors and nothing in this Agreement, express or implied, shall give or be construed to give to any Person, other than the parties hereto and such permitted assigns and successors, any legal or equitable rights hereunder.

8.4	Costs/Expenses

Except as otherwise specifically provided herein, all fees and expenses incurred in connection with this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby shall be paid by the party incurring such fees and expenses, including all fees and expenses of agents, representatives, investment bankers, financial advisors, counsel and accountants, whether or not the Closing has occurred or this Agreement is terminated.

8.5	Notices

(a) Any notice or other communication in connection with this Agreement (each, a “Notice”) shall be in writing and delivered by hand, e-mail, facsimile, pre-paid first class post or courier using an internationally recognized courier company.

(b) Notice to NNL shall be sent to the following address, or such other person or address as NNL may notify Purchaser from time to time:

5945 Airport Road, Suite 360

Mississauga, Ontario, Canada L4V1R9

Attention: Anna Ventresca, General Counsel & Corporate Secretary

Facsimile: +1-905-863-7386

With copies (that shall not constitute notice) to:

Ogilvy Renault LLP

Suite 3800, Royal Bank Plaza, South Tower

200 Bay Street, P.O. Box 84

Toronto, Ontario, Canada M5J 2Z4

Attention: Michael Lang

Facsimile: 416-216-3930

and

Kim & Chang

Seyang Building

223 Naeja-dong

Jongno-gu, Seoul

Korea

Attention: Dong Youn Kim

Frank Shyn

Facsimile: +822-737-9091

(c) Notice to Purchaser shall be sent to the following address, or such other person or address as Purchaser may notify to NNL from time to time:

Telefonaktiebolaget LM Ericsson

SE-164 83, Stockholm, Sweden

Attention: Per Oscarsson

Facsimile: +46 70 610 6262

With copies (that shall not constitute notice) to:

Ericsson AB

SE-164 83, Stockholm, Sweden

Attention: Per Hoffman

Facsimile: +46 8713 0039

(e) Notice shall be effective upon receipt and shall be deemed to have been received either (i) five (5) Business Days after posting, if delivered by pre-paid first class post, or (ii) at the time of delivery, if delivered by hand, e-mail, facsimile or courier.

8.6	Severability

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be invalid, void or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such invalid, void or otherwise unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the extent possible, the economic, business or other purposes of such void or unenforceable provision.

8.7	Execution in Counterparts

This Agreement may be executed in one or more counterparts, each of which shall be considered an original instrument, but all of which shall be considered one and the same agreement, and shall become binding when one or more counterparts have been signed by each of the parties hereto and delivered to each of the other parties hereto.

8.8	Arbitration

Except as otherwise specifically provided herein, and except for claims for a preliminary injunction, temporary restraining order or other temporary relief, any dispute arising out of or in connection with this Agreement, including a dispute as to the validity or existence of this Agreement and/or this Section 8.8, shall be resolved by final and binding arbitration in Toronto, Ontario, Canada conducted in English by three arbitrators pursuant to the rules of the ICC, save that, unless all the parties agree otherwise:

(a) the third arbitrator, who shall act as chairman of the tribunal, shall be chosen by one arbitrator appointed by NNL and the other arbitrator appointed by Purchaser. If the third arbitrator is not chosen and nominated to the ICC for appointment within 30 days of the date of confirmation by the ICC of the later of the two party-appointed arbitrators to be confirmed, he shall be chosen by the ICC;

(b) no arbitrator shall be of the same nationality as any party; and

(c) the tribunal shall have the authority to award any remedy or relief in accordance with the terms of this Agreement, including a declaratory judgment, specific performance of any obligation created under this Agreement or an injunction.

8.9	English Language

This Agreement is made only in the English language. In the event of any conflict between the English language version of this Agreement and any translation hereof, the English language version shall prevail.

8.10	Governing Law; Consent to Jurisdiction

(a) This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario, Canada.

(b) Subject to Section 8.8, each of NNL and Purchaser hereby irrevocably and unconditionally agrees to submit to the non-exclusive jurisdiction of the courts of the Province of Ontario, Canada for preliminary injunction, temporary restraining order or other temporary relief and further agree to submit to the non-exclusive jurisdiction of such courts of the Province of Ontario, Canada for the enforcement of any arbitral award rendered under this Agreement.

8.11	No Presumption; Drafting

The parties hereto are sophisticated and have been represented by lawyers who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of any Laws relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement and therefore waive the effects of such Laws.

8.12	Time of Essence

Time is of the essence in this Agreement.

8.13 LGE as Third-Party Beneficiary

LGE shall be an express third-party beneficiary of Sections 2.3(b), 6.4(b), 6.5 and 6.7(d) and shall be entitled to enforce its provisions directly or indirectly on behalf of the Company.

(Signature Page Follows)

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed by respective duly authorized representatives as of the date first above written.

NORTEL NETWORKS LIMITED

By:	/S/ JOHN DOOLITTLE
	Name:	John Doolittle
	Title:	Senior Vice-President, Corporate Services and Chief Financial Officer

By:	/S/ ANNA VENTRESCA
	Name:	Anna Ventresca
	Title:	General Counsel – Corporate and Corporate Secretary

TELEFONAKTIEBOLAGET LM ERICSSON (PUBL)

By:	/S/ MATS H. OLSSON
	Name:	Mats H. Olsson
	Title:	Head of Region China & North East Asia and Senior Vice President